UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	33-0314804

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address or principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, no par value	The NASDAQ Stock Market LLC
and related Preferred Share Purchase Rights
pursuant to Rights Agreement
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 001-15803

EXPLANATORY NOTE
This Amendment No. 2 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on April 5, 2000, as amended by Amendment No. 1 to Form 8-A filed by the registrant with the Securities and Exchange Commission on April 13, 2000.

Item 1. Description of Registrant’s Securities to be Registered.
In connection with the completion by Avanir Pharmaceuticals (the “Company”) of the offering and sale of 34,972,678 shares of Class A common stock and warrants to purchase up to 12,240,437 shares of Class A common stock on April 4, 2008 (the “Offering”), the Company and American Stock Transfer & Trust Company, as Rights Agent (“AST”), entered into an amendment (the “Amendment”) to the Rights Agreement dated as of March 5, 1999 between the Company and AST (the “Rights Agreement”).
Prior to the effectiveness of the Amendment, the Rights Agreement provided that certain persons who become the beneficial owner of 15% or more of the then outstanding shares of common stock of the Company shall be deemed an “Acquiring Person.” Clarus Ventures, through certain of its related entities (collectively, “Clarus”), purchased in the Offering a number of shares of Class A common stock that caused Clarus to beneficially own more than 15% of the Company’s outstanding Class A common stock immediately following the Offering. Accordingly, the Company and AST entered into the Amendment for the purpose of amending the Rights Agreement, effective immediately prior to the completion of the Offering, to (i) provide for an exception to the definition of “Acquiring Person” for a “Grandfathered Person,” so long as such person does not acquire greater than a specified “Grandfathered Percentage” (initially, 20.40% and subject to adjustment as set forth in the Amendment), of the Company’s Class A common stock subject to certain limitations, (ii) provide that Clarus is a “Grandfathered Person” subject to certain limitations, and (iii) provide for other modifications to the Rights Agreement consistent with the foregoing.
The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment No. 2 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits.

Exhibit No.	Description
4.1(1)	Rights Agreement, dated as of March 5, 1999, by and between Avanir Pharmaceuticals and American Stock Transfer & Trust Company, as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Determination of Series C Junior Participating Preferred Stock; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares.

4.2	Amendment No. 1 to Rights Agreement, dated April 4, 2008, by and between Avanir Pharmaceuticals and American Stock Transfer & Trust Company, as Rights Agent.

(1)	This exhibit is filed as an exhibit to the registrant’s Current Report on Form 8-K filed March 11, 1999 and is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed its behalf by the undersigned thereunto duly authorized.
Dated: April 10, 2008

AVANIR PHARMACEUTICALS
By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance

Exhibit Index

Exhibit No.	Description
4.1(1)	Rights Agreement, dated as of March 5, 1999, by and between Avanir Pharmaceuticals and American Stock Transfer & Trust Company, as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Determination of Series C Junior Participating Preferred Stock; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares.

4.2	Amendment No. 1 to Rights Agreement, dated April 4, 2008, by and between Avanir Pharmaceuticals and American Stock Transfer & Trust Company, as Rights Agent.

(1)	This exhibit is filed as an exhibit to the registrant’s Current Report on Form 8-K filed March 11, 1999 and is incorporated herein by reference.